Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-233114 on Form N-14 (the “Filing”) of our reports dated August 21, 2019, relating to the financial statements and financial highlights of BlackRock Large Cap Focus Growth Fund of BlackRock Large Cap Series Funds, Inc. (the “Target Fund”) and Master Large Cap Focus Growth Portfolio of Master Large Cap Series LLC appearing in the Annual Report on Form N-CSR of the Target Fund for the year ended June 30, 2019. We also consent to the incorporation by reference in the Filing of our reports dated October 23, 2018, relating to the financial statements and financial highlights of BlackRock Focus Growth Fund, Inc. (the “Acquiring Fund”) and Master Focus Growth LLC, appearing in the Annual Report on Form N-CSR of the Acquiring Fund for the year ended August 31, 2018. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/Information Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 11, 2019